Exhibit 10.4
STATE OF NORTH CAROLINA

WAKE COUNTY	LEASE MODIFICATION AGREEMENT NO. 2
     THIS LEASE MODIFICATION AGREEMENT NO. 2 (this “Amendment”) is made and entered into as of this 2nd day of October, 2009 (the “Amendment Execution Date”), by and between Crescent Lakeside, LLC, a North Carolina limited liability company (“Landlord”), and Cornerstone Therapeutics Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”) and successor by assignment from Cornerstone BioPharma Holdings, Inc.
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated May 1, 2008 (the “Original Lease”), pursuant to which Tenant leased approximately 14,863 square feet of space (the “Original Leased Premises”) contained in Suite 250 of the building known as Crescent Lakeside II and located at 1255 Crescent Green, Cary, North Carolina 27518 (the “Building”);
     WHEREAS, Landlord and Tenant entered into that certain Lease Modification Agreement No. 1 dated October 31, 2008 (the “First Amendment”), which amended the Original Lease; and
     WHEREAS, Landlord and Tenant entered into that certain Acknowledgement of Assignment dated December 1, 2008 (the “Assignment”), pursuant to which the assignment of the Original Lease to Tenant was set forth. (The Original Lease, the First Amendment, and the Assignment are incorporated herein by reference in their entirety and hereinafter collectively referred to as the “Lease”. Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Lease.); and
     WHEREAS, Tenant desires to lease additional space in the Building; and
     WHEREAS, Landlord and Tenant desire to modify the Lease increasing Tenant’s leased space in the Building and making certain other modifications to the Lease, all upon the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises, rent, mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Landlord Notice Address. The notice address for Landlord, provided in Subsection 2.01(k) of the Lease shall change to the following:
Crescent Lakeside, LLC
c/o Capital Associates
1255 Crescent Green, Suite 300
Cary, North Carolina 27518
(919) 233-9901

     2. Term for Expansion No. 1 and Term of the Lease. The term of the Lease for Expansion No. 1 (defined below) (the “Expansion No. 1 Term”) shall commence the day after inspection and approval for occupancy for the intended use, whether permanent, conditional, or temporary, by the Town of Cary, North Carolina, provided the approval is subsequently evidenced by a certificate of occupancy, whether permanent, conditional, or temporary, issued by the municipality, which certificate of occupancy may be dated when actually processed by the municipality, rather than the date of the inspection and approval for occupancy (the date is targeted to be December 1, 2009 (the “Expansion No. 1 Target Commencement Date”), but the actual date shall be referred to herein as the “Expansion No. 1 Commencement Date”); provided, however, that if Landlord does not substantially complete the Expansion No. 1 Tenant Improvements (defined in the Expansion No. 1 Workletter) on or before December 1, 2009 due to any Tenant delay as described in Section 6 of Exhibit C to the Lease, then, for the purposes of determining Tenant’s Rent obligation, the Expansion No. 1 Commencement Date shall be December 1, 2009. Except when due to Tenant delays, in the event the Expansion No. 1 Commencement Date is not December 1, 2009, Landlord and Tenant shall enter into an amendment to the Lease establishing the actual Expansion No. 1 Commencement Date and adjusting any dates, if necessary. If Tenant’s obligation to pay Rent commences prior to Tenant’s right to occupy Expansion No. 1 in accordance with this Section 2, such amendment shall document the date that Tenant’s Rent obligation commenced and the date that Tenant is granted the right to occupy Expansion No. 1.
     3. Leased Premises. Subject to Section 2 of this Amendment, effective as of the Expansion No. 1 Commencement Date, Subsection 2.01(b) of the Lease is hereby amended to show that the “Leased Premises” shall contain approximately 20,977 square feet of office space, including that 6,114 square feet of space shown on the attached Exhibit A-1-a which is incorporated herein by reference in its entirety (“Expansion No. 1”), and including the description of Expansion No. 1 as shown on the attached Exhibit A-1-b, which is incorporated herein by reference in its entirety. (For clarity in this Amendment, the Original Leased Premises shall be referred to as “Suite 250” and Expansion No. 1 shall be referred to as “Suite 250 B”, but as of the Expansion No. 1 Commencement Date, Expansion No. 1 shall become part of the Leased Premises and shall be referred to only as “Suite 250”).
     4. Rent. Effective as of the Amendment Execution Date, Subsection 2.01(d) of the Lease is hereby amended to include the following Rent chart to provide for Base Rent payments owed pursuant to Tenant’s lease of Expansion No. 1 (the Rent chart provided in Subsection 2.01 (d) of the Lease, as amended by the First Amendment, shall continue to be applicable in regards to Rent payments owed in conjunction with Tenant’s lease of the Original Leased Premises) (see following page for Base Rent chart for Expansion No. 1):

		Price Per
Month(s) of the		Square Foot,		Annual (or for
Expansion No.		per annum		time period noted)	Monthly
1 Term	Targeted Date(s)	(rounded)	Square Feet	Base Rent	Base Rent
1 through 7	12/1/09 through 6/30/10	$0.00	6,114	$0.00	$0.00
		($23.22/SF		(for 7 months)
		Base Rent abated)
8 through 14	7/1/10 through 1/31/11	$23.22	6,114	$82,814.13	$11,830.59
				(for 7 months)
15 through 26	2/1/11 through 1/31/12	$23.80	6,114	$145,516.20	$12,126.35
27 through 38	2/1/12 through 1/31/13	$24.40	6,114	$149,154.12	$12,429.51
39 through 50	2/1/13 through 1/31/14	$25.01	6,114	$152,883.00	$12,740.25
51 through 62	2/1/14 through 1/31/15	$25.63	6,114	$156,705.12	$13,058.76
63 through 74	2/1/15 through 1/31/16	$26.27	6,114	$160,622.76	$13,385.23
75 through 76	2/1/16 through 3/31/16	$26.93	6,114	$27,439.72	$13,719.86
				(for 2 months)
     In addition to the foregoing, Tenant shall continue to be liable to Landlord for the Additional Rent as set forth in the Lease.
     5. Base Rent Abatement. The right to Base Rent abatement granted to Tenant in Subsection 4.01 of the Lease shall not apply to Expansion No. 1 and Tenant shall not have the right to abate Expansion No. 1 Rent in accordance with that provision. However, Tenant is granted the right to abate Expansion No. 1 Base Rent for the first seven months of its lease of Expansion No. 1 in accordance with this Amendment. In addition, Landlord and Tenant specifically acknowledge and agree that Landlord has the right to accelerate the Base Rent Abatement set forth in Section 4.01 of the Lease (Base Rent) and require Tenant to accept an abatement of Base Rent prior to the dates set forth in Section 4.01 of the Lease at any time during the Term. In the event Landlord desires to accelerate Tenant’s right to Base Rent Abatement, Landlord shall provide at least 30 days prior notice (in accordance with the Section 11.06 of the Lease) to Tenant.
     6. Base Operating Expense Factor. Effective on the Expansion No. 1 Commencement Date, Subsection 2.01(e) of the Lease, entitled “Base Operating Expense Factor”, shall be amended to provide that the Base Operating Expense Factor for the Expansion No. 1 is the Year 2010 actual Operating Expenses expressed by a price per square foot leased. The Base Operating Expense Factor for the Original Leased Premises shall remain the Year 2009 actual Operating Expenses expressed by a price per square foot leased.
     7. Monument Signage. Subsection 6.01 (g) (ii) of the Lease shall be deleted in its entirety and replaced with the following:
     (ii) In addition to the foregoing interior signage, there are two (2) exterior monument signs at the street for the Crescent Lakeside Complex; one (1) monument sign is for the 1225 Building and the other monument sign is for the Building. Provided that Tenant is (A) not in default of the Lease beyond any applicable notice and cure period(s), (B) occupies the Leased Premises, and (C) has not, except as consented to by Landlord, assigned or subleased all or a portion of the Leased Premises, Tenant will be entitled to the right to use a non-exclusive position on both the 1225

Building monument sign and the Building monument sign with the priority of signage right being determined by the amount of space leased by the tenant(s) in the Building. Landlord shall pay for the initial placement of Tenant’s name or legally assumed name on each monument sign. Tenant shall be responsible for the costs of any changes to Tenant’s monument signage. Monument signage shall be (I) non-exclusive, (II) designed, installed, constructed, maintained and removed (in the event Tenant loses its rights under this provision or) at the expiration or other termination of this Lease, at Landlord’s sole cost and expense, and (III) with regard to design (size, style and font of the lettering), location, construction and all other aspects, subject to prior written approval from Landlord, the Town of Cary, North Carolina, and any other governing entity having jurisdiction with regard to signage at the Building. The right to monument signage shall not automatically apply to any assignee or subtenant of the Leased Premises, unless agreed to by Landlord, in its sole discretion.
     8. Alterations. The attached Workletter shall be incorporated into this Amendment and the Lease for the purpose of Landlord’s construction of the improvements to Expansion No. 1. If Tenant wants to have any additional improvements or alterations made, the improvements or alterations shall be made at Tenant’s sole cost and expense and in accordance with Section 7.02 of the Lease.
     9. HVAC Schedule. Exhibit F of the Lease, entitled “HVAC Schedule”, shall be amended to include the following, in regards to after-hours heating, ventilating and air conditioning:
     Notwithstanding anything in this Lease to the contrary, Landlord shall provide Tenant with up to forty (40) hours per calendar year of the Term, of after-hours heating, ventilating and air conditioning usage free of charge. Tenant shall only be allowed forty (40) free hours per calendar year. In the event Tenant does not use its entire allotment of free after-hours heating, ventilating and air conditioning in any calendar year of the Term, Tenant shall not be allowed to carryover any unused free after-hours heating, ventilating and air conditioning into the following calendar year of the Term.
     10. First Offer Right. Effective as of the Amendment Execution Date, the First Offer Right attached to this Amendment shall be incorporated into the Lease as Exhibit H for the purpose of granting Tenant a First Offer Right as described in Exhibit H.
     11. Brokerage/Indemnification. Landlord and Tenant each represent to the other that they, respectively, have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment except for Capital Associates Management, LLC, Landlord’s broker, and Jones Lang LaSalle Brokerage, Inc., Tenant’s broker, and that they, respectively, know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Amendment. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, but not limited to, reasonable attorneys’ fees) for any leasing commission, finder’s fee or equivalent compensation alleged to be owed on account of dealings with any other than the above-stated real estate broker. Landlord shall pay the commissions or fees due for Expansion No. 1 to the above-stated Landlord’s broker and Landlord’s broker shall then pay Tenant’s broker.
     12. Affirmation of Lease. Except as expressly modified herein, the original terms and conditions of the Lease shall remain in full force and effect.

     13. Binding Agreement. Upon execution by Tenant, this Amendment shall be binding upon Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Amendment shall be binding upon Landlord, its legal representatives, successors and assigns. This Amendment shall inure to the benefit of Landlord and Tenant, and their respective representatives, successors and permitted assigns.
     14. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.
(Signatures appear on the following page.)

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to be executed by their respective duly authorized representatives as of the day and year first above written.

LANDLORD: Crescent Lakeside, LLC, a North Carolina limited liability company
By: Capital Associates Management, LLC, a North Carolina limited liability company, Manager

By:	/s/ Frank P. Barid
Frank P. Baird, Delegate Manager

TENANT: Cornerstone Therapeutics, Inc., a Delaware corporation
By:	/s/ David Price
Name:	David Price
Title:	Executive Vice President & C.F.O.

EXHIBIT A-1-a
EXPANSION NO. 1
Crescent Lakeside II
1255 Crescent Green, Suite 250B
Cary, North Carolina 27518

5,317	Occupied Square Feet
x 1.15	Common Area Percentage Factor
6,114	Square Feet

☐	= Expansion No. 1

EXHIBIT A-1-b
ENTIRE LEASED PREMISES (after the Expansion No. 1 Commencement Date)
Crescent Lakeside II
1255 Crescent Green, Suite 250
Cary, North Carolina 27518
14,863 square feet of space contained in the Original Leased Premises, plus 6,114 square feet contained in Expansion No. 1 = 20,976 square foot Leased Premises after the Expansion No. 1 Commencement Date.

18,241	Occupied Square Feet
x 1.15	Common Area Percentage Factor
20,977	Square Feet

☐	= Leased Premises

EXHIBIT H
FIRST OFFER RIGHT
     As long as (i) Tenant is not in default under this Lease as defined in Section 9.02 of the Lease at the time of exercise of this option or at the time of commencement of the term for the additional space, (ii) Tenant has not been in monetary default of this Lease as defined in Section 9.02 of the Lease, as evidenced by receipt of notice from Landlord of such monetary default, more than two (2) times during the Term, and Tenant has not been in non-monetary default under this Lease, as evidenced by receipt of notice from Landlord of such non-monetary default, more than four (4) times during the Term, and (iii) Tenant is in occupancy of the Leased Premises (in the same, or greater, amount of square footage that was occupied by Tenant as of the Commencement Date) at the time of exercise of this option and at the time of commencement of the term for the additional space, then Landlord hereby grants to Tenant, but not any assignee or subtenant of Tenant, an ongoing right (this “First Offer Right”) during the Term to lease in its entirety, any additional space on the second floor of the Building, as shown on the attached Exhibit H-1 (the “Space”) that may become available (i.e., vacant), at the prevailing Expansion Market Base Rent Rate (defined below), upon the following terms and conditions:
1. This First Offer Right is subject to any prior existing rights of any third parties and Landlord’s hereby reserved right to continue to lease (by lease amendment or new lease agreement) the Space to the tenant, assignee or subtenant occupying the Space, whether or not pursuant to an option to renew.
2. Prior to Landlord leasing the Space to any third party, Landlord shall provide Tenant with notice of the availability of the Space (“Landlord’s Written Offer”). Tenant hereby acknowledges that Landlord’s Written Offer may, among other terms, contain a requirement for prompt lease commencement of the Space. If the prospective tenant is interested in leasing space that includes but is greater than the Space, Tenant must lease all of the space being considered for lease by the third-party, as well as the Space. The terms for the lease of the additional space shall be as provided for in this Exhibit.
3. Tenant shall then have five (5) business days from the date of Tenant’s receipt of Landlord’s Written Offer in which to accept or reject Landlord’s Written Offer, in writing.
4. If Tenant elects to lease the Space, Tenant shall provide Landlord with notice of such election within five (5) business days after the date of Tenant’s receipt of Landlord’s Written Offer. The parties shall then have the time period set forth in Section 8 of this Exhibit H to agree to the Expansion Market Base Rent Rate and any other mutually acceptable terms for Tenant’s leasing the Space and to execute an amendment to the Lease specifying the terms of the expansion.
5. Tenant shall accept the Space in its “AS IS” condition. The term of the Lease with regard to the Space shall commence as mutually agreed between Landlord and Tenant, but, subject to the provisions of Section 8 of this Exhibit H, in no event more than sixty (60) days after the receipt of Landlord’s Written Offer (the “Space Commencement Date”). The term of the Lease for the Space shall expire on the later of: (i) coterminously with the Expiration Date of the Lease, as such may be amended, or (ii) three (3) years from the Space Commencement Date, in which such event the Term of this Lease for the entire Leased Premises shall also be extended to such date.
6. If Tenant does not respond to Landlord’s notice within such five (5) business day period or provides Landlord with notice that Tenant does not elect to lease the Space, or if Landlord and Tenant, working in good-faith, fail to execute an amendment to the Lease with regard to the Space within the above-the fifteen (15) day period, then this First Offer Right shall automatically terminate, and Landlord may thereafter lease the Space to any third party(ies) at any time and from time to time, and Tenant shall have no further rights with respect thereto. Notwithstanding the foregoing, in the event Landlord does not lease the Space to a third party within six (6) months of Tenant’s waiver of leasing the Space, the First Offer Right with respect to that Space shall be reinstated and Landlord shall re-offer the Space to Tenant on the terms and conditions contained herein.
7. As used in this Lease, the term “Expansion Market Base Rent Rate” shall mean the annual rental rate then being charged in the greater Cary, North Carolina sub-market, as determined in accordance with Section 8 of this Exhibit H, for space comparable to the space for which the Expansion Market Base Rent Rate is being determined (taking into consideration, but not limited to, use, location and floor level within the applicable building, definition of rentable area, leasehold improvements provided, quality and location of the applicable building, rental concessions (e.g., such as abatements or Lease assumptions) and the time the particular rate under consideration became effective). It is agreed that bona fide written offers to lease the Leased Premises or comparable space made to Landlord by third parties (at arm’s-length) may be used by Landlord as an indication of the Expansion Market Base Rent Rate.
8. Landlord shall, within thirty (30) calendar days after its receipt of notice from Tenant, give Tenant a notice setting forth Landlord’s estimate of the Expansion Market Base Rent Rate. Tenant shall have ten (10) business days from receipt of Landlord’s notice to notify Landlord, in writing, that Tenant either accepts or rejects Landlord’s estimate of the Expansion Market Base Rent Rate. If Tenant fails to notify Landlord within such 10-day period, such failure shall be deemed acceptance by Tenant of Landlord’s estimate of the Expansion Market Base Rent Rate. If Tenant rejects Landlord’s estimate as set forth herein, then within ten (10) calendar days after such rejection, each party shall select an MAI (as defined below) and the two MAI’s shall select a third MAI. Landlord’s estimate and Tenant’s estimate of the Expansion Market Base Rent Rate shall then be sent to the third MAI who, within ten (10) business days thereafter, shall select either Landlord’s estimate or Tenant’s estimate of the Expansion Market Base Rent Rate as most closely approximating the Expansion Market Base Rent Rate. Landlord and Tenant shall each be liable for the payment of the charges of the MAI it selects and shall equally bear the charges of the third appraiser. For the purposes of this Lease, the term “MAI” shall mean an appraiser who is a member of the Appraisal Institute (or its successor organization) with a current senior designation of MAI (or comparable designation) currently certified under the continuing education program, who has at least ten (10) years’ experience appraising office buildings in the area in which the Leased Premises are located and shall not then be engaged or have been engaged by either Landlord or Tenant within the 5-year period immediately preceding their appointment hereunder.

EXHIBIT H-1
THE SPACE
1255 Crescent Green, portion of the second floor
Cary, North Carolina 27518

14,077	Occupied Square Feet
x 1.15	Common Area Percentage Factor
16,188	Square Feet

☐	= the Space

Expansion No. 1
Workletter
1)	Shell Condition, Tenant Improvements and Cost. The “shell condition” of Expansion No. 1 shall consist of a concrete floor, peripheral windows or walls ready for paint, depending on the configuration of Expansion No. 1; core and corridor walls necessary for multi-tenant occupancy; a sufficient number of 2’ x 2’ tegular ceiling tiles to complete the ceiling, such tiles to be delivered to and stored on the floor of Expansion No. 1; plumbing “wet columns” at several locations per floor; a heating, ventilating and air conditioning system consisting of VAV boxes with rigid ductwork (high and medium pressure) in place; one (1) fluorescent lighting fixture per ninety-five (95) square feet of occupied space, such fixtures to be delivered to and stored on the floor of Expansion No. 1; window blinds; and electrical grids installed above the ceiling that will provide for power and lighting. All demolition of and improvements made to the shell condition of Expansion No. 1 in accordance with the Expansion No. 1 Schematic Space Plan and the Expansion No. 1 Detailed Plans (both defined below) shall be deemed the “Expansion No. 1 Tenant Improvements”. Landlord shall be responsible for the costs and expenses of designing and constructing the Expansion No. 1 Tenant Improvements described in Exhibit C-1 and Section 2 of this Workletter, including any architectural fees and the costs of any plumbing, mechanical and electrical work set forth herein. Notwithstanding the foregoing, and in addition to the turnkey Expansion No. 1 Tenant Improvements to Expansion No. 1, Landlord shall provide Tenant with an allowance in the amount of $6,114.00 to be used by Tenant towards the telephone and date cabling (“Cabling”) of Expansion No. 1 and to tie the Cabling into the Cabling of the Original Leased Premises. Within 60 days of the Expansion No. 1 Commencement Date, Tenant shall provide Landlord with a copy of paid invoice(s) regarding Tenant’s Cabling costs. Landlord shall reimburse Tenant for the Cabling costs up to the amount that is the lower of either $6,114.00 or amount represented by the paid invoices within 10 days of receipt of the invoices.

2)	Design. Landlord shall cause an architect and one or more engineers, each of whom shall be designated by Landlord in its sole discretion, to consult with Tenant and to prepare architectural, plumbing, mechanical and electrical plans that are (i) consistent with the “Schematic Space Plan” for Expansion No. 1 generated by Phillips Architecture, P.A. and dated June 2, 2009, which is attached hereto as Exhibit C-1 (the “Expansion No. 1 Schematic Space Plan”), (ii) sufficiently detailed for approval and construction of the Expansion No. 1 Tenant Improvements, and (iii) subject to Landlord’s approval, in its sole discretion (the “Expansion No. 1 Detailed Plans”). All partitions, doors, hardware, ceiling tile, window coverings, plumbing, HVAC, lighting fixtures, switches, outlets and life safety items shall be designed in Landlord’s standard manner. Carpet, paint, wall covering, and millwork shall be selected and designed in Landlord’s standard manner and from Landlord’s standard finishes, unless Tenant requests changes to such items. Tenant shall furnish to Landlord all other information and technical data reasonably necessary for the preparation of the Expansion No. 1 Detailed Plans within two (2) business days of Landlord’s request therefor, or as otherwise agreed to by Tenant and Landlord, so as not to delay the design, pricing, approval and construction of the Expansion No. 1 Tenant Improvements by the Expansion No. 1 Commencement Date. Tenant has authorized Adrienne Shields (“Tenant’s Expansion No. 1 Representative”) to represent it for all purposes related to the design and construction of the

Expansion No. 1 Tenant Improvements, including approval of the Expansion No. 1 Plans and any Expansion No. 1 Change Orders (as defined below), and approval by Tenant’s Expansion No. 1 Representative shall constitute approval by Tenant.

3)	Approval of Plans. Landlord shall submit to Tenant for Tenant’s approval the Expansion No. 1 Detailed Plans. Within ten (10) business days after its receipt of the Expansion No. 1 Detailed Plans, Tenant shall approve the Expansion No. 1 Detailed Plans in writing, subject to any modifications or changes in the Expansion No. 1 Detailed Plans requested by Tenant. Landlord, in its sole discretion, shall retain final approval rights for the Expansion No. 1 Detailed Plans. After Tenant’s approval of the Expansion No. 1 Detailed Plans, or in the event Tenant does not respond to Landlord within such ten (10) business day period, the Expansion No. 1 Detailed Plans shall be deemed to be approved by Tenant, and such approved Expansion No. 1 Detailed Plans shall be thereafter deemed the “Expansion No. 1 Plans”. Any subsequent changes or modifications to the Expansion No. 1 Plans shall be made and accepted in writing by Landlord and Tenant and shall constitute an amendment to the Lease.

4)	Change Orders, Tenant Requested Changes and Cost. If Tenant makes any changes or modifications to the Expansion No. 1 Schematic Space Plans (“Expansion No. 1 Change Orders”), Tenant shall be responsible for any additional costs and expenses related to the Expansion No. 1 Change Orders. Tenant shall be provided with a Cost Statement related to each Change Order in conjunction with the Change Order. Tenant shall approve the Cost Statement in the same manner as provided in the Change Order for approving the Change Order. If an approval provision is not included in the Change Order, Tenant shall have two (2) business days to approve the additional Cost Statement. If Tenant does not approve the additional Cost Statement within the two (2) business day period, the additional Cost Statement shall be deemed approved by Tenant. Following the approval of any Cost Statement by Tenant, Tenant shall pay the costs of any Change Order within ten (10) calendar days of receipt of an invoice from Landlord for the same; provided that Landlord reserves the right to require Tenant to pay the costs of any Change Orders that exceed Five Thousand Dollars ($5,000.00), prior to commencing work on the Change Order.

5)	Construction. After Tenant (i) approves the Expansion No. 1 Detailed Plans (or if Tenant does not respond to Landlord regarding the Expansion No. 1 Detailed Plans, as set forth in Section 3 of this Workletter), and (ii) if there are Tenant Requested Improvements (other than Change Orders), pays any and all costs related to the Tenant Requested Improvements, then Landlord shall be entitled to cause, and shall cause, the general contractor designated by Landlord to construct the Expansion No. 1 Tenant Improvements in accordance with the Plans.

6)	Delay. The Expansion No. 1 Commencement Date, and/or commencement of installments of Monthly Base Rent shall not be postponed or delayed as a result of:

i.	Tenant’s failure to furnish information or consult with Landlord or Landlord’s architects or engineers when requested in order to prepare the Expansion No. 1 Detailed Plans;

ii.	If there are any Tenant Requested Improvements, Tenant’s failure to approve the Cost Statement or, if applicable, to pay any cost as provided in Sections 4 and 5 of this Workletter;

iii.	Changes to the Plans requested or caused by Tenant after Tenant’s approval of the Expansion No. 1 Detailed Plans; or,

iv.	Any other delay from any other cause attributable to Tenant, its agents, consultants, contractors, subcontractors or employees.

7.	Tenant’s Access to Expansion No. 1. Landlord shall permit Tenant and its agents reasonable access to Expansion No. 1 during normal business hours fourteen (14) calendar days prior to the Expansion No. 1 Target Commencement Date for the purpose of installing telephone and computer cabling, equipment, fixtures and other personal property, and such entry and use of Expansion No. 1 shall not constitute acceptance of Expansion No. 1 nor Tenant’s acknowledgment of the Expansion No. 1 Commencement Date, unless Tenant commences the operation of any portion of its business therein. This right of entry onto Expansion No. 1 is a license from Landlord to Tenant which is subject to revocation in the event that Tenant or its employees, contractors or agents causes or is the cause of any code or governmental violation, labor dispute, delay or damage during such period which results from, whether directly or indirectly, the installation or delivery of the foregoing, or otherwise becomes in default of any term, covenant or condition of the Lease as provided in Section 9.02 of the Lease. Prior to Tenant’s entry onto Expansion No. 1 in accordance herewith, Tenant shall demonstrate to Landlord that it has obtained the insurance required and is in compliance with Section 8.04 of the Lease. Under no circumstances shall Landlord be liable or responsible for and Tenant agrees to assume all risk of loss or damage to such telephone and computer cabling, equipment, fixtures and other personal property and to indemnify, defend and hold Landlord harmless from any liability, loss or damage arising from any damage to the property of Landlord, or its contractors, employees or agents, and any death or personal injury to any person or persons to the extent caused by, attributable to or arising out of, whether directly or indirectly, Tenant’s entry onto Expansion No. 1 or the delivery, placement, installation, or presence of the telephone and computer cabling, equipment, fixtures and other personal property, except to the extent that such loss or damage is caused solely by Landlord’s willful misconduct or gross negligence or the willful misconduct or gross negligence of Landlord’s contractors, agents or employees.

8.	Warranties. Landlord shall cause the repair or replacement of any defects in material or workmanship in the Expansion No. 1 Tenant Improvements installed by Landlord for a period of one (1) year after the date of substantial completion of Expansion No. 1, or the duration of any manufacturer’s warranty, whichever is longer, provided Tenant notifies Landlord of such defect as soon as reasonably practicable after the date Tenant discovers such defect. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE EXPANSION NO. 1 TENANT IMPROVEMENTS EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8. Tenant’s sole remedy for the breach of any applicable warranty shall be the remedy set forth in this Section 8. Tenant agrees that no other remedy, including without limitation, incidental or consequential damages for lost profits, injury to person or property or any other incidental or consequential loss, shall be available to Tenant. The parties recognize that repair costs that are not covered under a warranty shall be treated in the same manner as any other repair under the Lease, so the costs of repairs that are Landlord’s responsibility shall be either capital costs or Operating Expenses as determined under Section 4.04 of the Lease and any costs that are Tenant’s responsibility shall be as provided in Section 7.04 of the Lease.

9.	Compliance with Certain Requirements. At any time before, during, and after construction, Landlord shall have the right to require changes to the Plans and construction in order to comply with applicable building codes, other governmental requirements, and insurance requirements. Neither Landlord’s nor Tenant’s approval of the Plans is a warranty that the Plans comply with applicable building codes, other governmental requirements, and insurance requirements.

10.	No Liability. Notwithstanding the review and approval by Landlord of the Expansion No. 1 Detailed Plans and any changes to same, Landlord shall have no responsibility or liability, including the costs of additional or corrective work, in regard to the safety, sufficiency, adequacy or legality thereof, and Tenant shall look solely to the party(ies) preparing same as the party(ies) responsible for ensuring that such Expansion No. 1 Detailed Plans and changes thereto (and the architectural and engineering completeness and sufficiency thereof and the Expansion No. 1 Tenant Improvements constructed as a result thereof) are in compliance with all applicable laws and regulations, and Tenant’s stated intended use.
(The remainder of this page intentionally left blank.)

EXHIBIT C-1
SCHEMATIC SPACE PLAN
1255 Crescent Green, Suite 250B
Cary, North Carolina 27518
In addition to the Expansion No. 1 Tenant Improvements set forth below, Landlord shall, at Landlord’s sole cost and expense, procure and install one (1) sidelight for each office in Expansion No. 1.